Exhibit 5.1

[ Arnold & Porter LLP]

July 23, 2012

EntreMed, Inc.
9640 Medical Center Drive
Rockville, MD 20850

Ladies and Gentlemen:

We have acted as special counsel to EntreMed, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to 10, 560,563 shares of the Company’s common stock, par value $0.01 per share, including (i) 8,821,431 shares (the “Shares”) and (ii) 1,739,132 shares issuable upon the exercise of warrants (the “Warrant Shares”), that may be offered by certain stockholders of the Company.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon certificates of public officials and the officers of the Company. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the (i) Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and non-assessable and (ii) the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with the terms of the warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

The opinion expressed herein is based upon the assumption that there will be no material changes in the documents examined and matters investigated and that at the time of issuance of the Warrant Shares there will be authorized but unissued shares of common stock of the Company available in amounts sufficient for such issuance.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Arnold & Porter LLP

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